Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-209033) pertaining to the 2015 Long-Term Incentive Plan of Hercules Offshore, Inc. of our report dated March 30, 2016, with respect to the consolidated financial statements of Hercules Offshore, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Houston, Texas
March 30, 2016